Contact: Sharon Sweet
                                                     (303) 978-4694

                 MANVILLE CONSUMMATES RIVERWOOD DISPOSITION,
                  DECLARES $6.00 PER SHARE SPECIAL DIVIDEND,
                ANNOUNCES REDEMPTION; PROFIT SHARING EXCHANGE
                           AND NAME CHANGE APPROVED

          Denver, Colo. (March 28, 1996) -- Manville Corporation today announced the disposition of its shares of Riverwood International Corporation as part of a previously announced transaction. In conjunction with the disposition of its Riverwood shares, Manville's board of directors declared a special cash dividend of $6.00 per share on the company's common stock, payable April 12, 1996, to shareholders of record at the close of business on April 8, 1996. The board also announced its decision to redeem Manville's Series B preference stock, and also announced its intention to redeem its 9 percent bonds. At a special meeting held yesterday, Manville's shareholders also approved the previously announced Profit Sharing Exchange Agreement between Manville Corporation and Manville Personal Injury Settlement Trust (PI Trust), and a change in the name of the company to Schuller Corporation from Manville Corporation. Additional details about these actions follow.

          Manville's chief executive officer Tom Stephens said, "Yesterday's actions create and deliver significant value for all our shareholders. The Riverwood transaction gives our shareholders value for Riverwood's strong market position and bright future. The special dividend reflects our commitment to delivering value to shareholders. With the profit sharing exchange, we have taken significant steps towards simplifying the company's balance sheet and relationship with the PI Trust. We will now focus our attention on the growth of Schuller."

          As detailed in the proxy dated February 26, 1996, the disposition of Riverwood shares has taken place as a result of Riverwood's merger with CDRO Acquisition Corporation, a subsidiary of RIC Holding, Inc. As a result of the merger, Manville received $20.25 per share in cash, or approximately $1.08 billion in the aggregate, for the approximately 81.3 percent of the outstanding stock held by Manville. Manville expects to record an overall net gain of approximately $112 million on the disposition of Riverwood shares, but will record an estimated loss on disposal of discontinued operations of $42.5 million in the fourth quarter of 1995. This loss primarily relates to deferred taxes on Manville's investment in Riverwood that had not been recognized previously.

          Under the Profit Sharing Exchange Agreement, the PI Trust will receive approximately 32.6 million shares of Manville's common stock, representing 20 percent of the company's outstanding common stock assuming the exercise of all of the company's outstanding warrants and options and after giving effect to the exchange, in exchange for the elimination of the PI Trust's right to receive annually 20 percent of Manville's adjusted net earnings. It is expected that this exchange will occur on or prior to the record date for the special dividend. Manville expects to record an extraordinary loss of approximately $271 million, net of taxes of $146 million, during the first quarter of 1996, subject to adjustment based on the actual trading price of the company's common stock on the date of the exchange. In 1995 the pretax profit sharing expense totaled $27.7 million.

          The company is calling its preference stock for redemption at $25 per share plus accrued dividends, or a total of $231 million plus accrued dividends, effective April 30, 1996. The excess of the redemption price over the carrying value of the Preference Stock of approximately $52 million will be deducted from net income at the time the transaction occurs to compute earnings per share applicable to common stock.
          Preference stock dividends totaled $24.9 million in 1995.

          On the next redemption date of July 1, 1996, Manville also intends to redeem its 9 percent bonds at 100 percent of the principal amount plus accrued interest, or approximately $29 million in total. The repayment of the 9 percent bonds is expected to result in an extraordinary loss on the extinguishment of debt of approximately $3 million, net of taxes of $2 million. Interest expense on the 9 percent bonds totaled $3.3 million in 1995. These bonds have not yet been called for redemption.

          Manville's board of directors also declared a special cash dividend of $6.00 per share, totaling approximately $974 million, on the company's common stock. The special dividend is payable April 12, 1996, to shareholders of record at the close of business on April 8, 1996. The company expects to record a tax benefit of approximately $104 million, subject to certain adjustments, on the portion of the dividend paid to the PI Trust. Holders of outstanding warrants to purchase Manville common stock will not be entitled to receive any dividend in respect of such warrants. Therefore, in order to receive payment of any dividend in respect of the shares of common stock underlying their warrants, warrant holders must exercise their warrants prior to the close of business on April 8, 1996.

          Manville's shareholders also approved a change of the name of the company to Schuller Corporation, reflecting the primary business of Manville following the disposition of Riverwood. The name change is expected to become effective on March 29, 1996. Starting April 1, 1996, Schuller Corporation's common stock will be traded on the New York Stock Exchange (NYSE) under the symbol "GLS." Schuller International Group, Inc.'s Senior Notes will continue to be listed on the NYSE, under the symbol "SIGI."

          Manville Corporation, soon to be renamed Schuller Corporation, founded in 1858, is a leading manufacturer of insulation and building products, with 1995 sales of $1.4 billion. The company produces and markets insulation products for buildings and equipment, commercial and industrial roofing systems, high-efficiency air filtration media, and fibers and nonwoven mats used as reinforcements in building and industrial applications. Manville employs approximately 7,500 people and operates 43 manufacturing facilities in North America, Europe and China. Its home page on the worldwide web can be found at http://www.schuller.com. Manville is headquartered in Denver, Colo.